Exhibit 99.2

23-Oct-2025

FTI Consulting, Inc. (FCN)

Q3 2025 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes	Paul Linton
Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.	Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

Steven Gunby
Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

OTHER PARTICIPANTS

Andrew Nicholas	Tyler Barishaw
Analyst, William Blair & Co. LLC	Analyst, Truist Securities, Inc.

James Yaro
Analyst, Goldman Sachs & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting Third Quarter 2025 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, today’s event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter 2025 earnings results as reported this morning. Management will begin with formal remarks, after which, they will take your questions. Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company’s outlook and expectations for the full-year 2025, based on management’s current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions and estimates, and other factors that could cause actual results to differ materially from such statements. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements. Investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the headings of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2024, our quarterly reports on Form 10-Q, and in our other SEC filings. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. FTI Consulting assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures addressed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and accompanying financial tables that we issued this morning. Lastly, there are two items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical, financial and operating data, which have been updated to include our third quarter 2025 results.

With these formalities out of the way, I am joined today by Steve Gunby, our CEO and Chairman; and Paul Linton, our Interim Chief Financial Officer, Chief Strategy and Transformation Officer. At this time, I’ll turn the call over to our CEO and Chairman, Steve Gunby.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Welcome, everyone, and thank you all for joining us today. As I hope you’ve seen, this morning we reported, once again, record results with EPS and adjusted EPS of $2.60 per share, which is up over 40% over a year ago. As always, there are onetime factors that influence these numbers, and this quarter, they overall did happen to cut positively. So, as we always say, during good quarters and in not so good quarters, [indiscernible] (00:13:58) never take one of our quarters and multiply it by four. But even normalizing for the onetime factors, this was a record quarter, a quarter I would call spectacular and a set of results that to me was particularly gratifying given that we delivered these results in the face of major headwinds in two of our businesses and while continuing to invest in all of our businesses. So there are different ways that one could tell the story of this quarter. One is to go business by business, to talk about the terrific performances we had in Corp Fin and FLC and Strat Comm, and how those performances more than overcame these areas of shortfall. And Paul will review the business in that way.

With your permission, I’d like to see if I can put a higher level lens on the quarter, a bit of a more holistic, integrated lens, and try to tie the results of this quarter to some of the topics that we have talked about over the year, some of the underlying philosophies, the set of strategies that our teams have been driving, not only business by business, but as a whole, and not only quarter by quarter, but now for close to a decade. Over the years, you’ve heard us talk a lot about organic growth while focusing on high value-add areas where we believe we have a right to win. The problem with those words is that they could just be slogans. What we have tried to do in this company is to turn them into much more than slogans. What we’ve tried to do is to turn them into core philosophies, into approaches and approaches that have teeth, teeth that require actions in times that are sometimes comfortable, but also operate in times when adhering to those values might not be so comfortable. For example, when adhering to those values might hurt the earnings for a particular business in a particular quarter.

This goal of ours for organic growth reflects several core beliefs that we are committed to that are tied to what we believe is necessary to deliver for all three of the critical stakeholders, the stakeholders that matter in our business. One is making a fundamental difference for our clients. The second is building a place where great people want to be at, where great people can build great, fulfilling careers, and doing both of those while at the same time delivering real value for you, our shareholders. There are a number of tenets underlying them. Let me summarize the key one.

The first one is the easy one. It’s the most obvious one. We are a client service business, which means at our core we have to target being the best at helping our clients. That’s a general statement for professional services. In our case, it means helping clients in key matters in high stakes situations. Aspiring to be the best in times of crisis or urgency requires us to make sure we have the right leading expertise. And it’s important to define leading expertise right. It’s not only defined as people who intellectually know what could be done or intellectually know what needs to be done, but people who have been on the frontline of major crisis and opportunities and actually been able to help clients deliver in those situations.

The third point is maybe less obvious, but it’s a consequence of those first two points, which is the core determinant of our growth and our experience is rarely whether there’s a market out there. There’s almost always is. The challenge almost always is much more around eliminating supply side constraints, which in turn means continually committing, continually, in good quarters and bad quarters, committing to enhancing our team, supporting the growth and promotion of core committed professionals, and making ourselves over time increasingly the most attractive place for terrific folks outside the firm. And of course, it requires not only getting the folks in or promoting the folks, but making sure when you do that, they feel supported, investing behind them as they have conviction about where they can double down on our core business or where they see they can find new adjacencies they can believe they can win, or where they find geographies they think they can seize. These principles, as we’ve discussed, are far from rocket science and they are easy to mouth. They’re also easy to commit to when businesses are soaring. The rubber hits the road is what you do when the businesses are not soaring. When a business is down in a quarter or struggling. Let me take those principles and see if I can give some insight into what I think drove the quarter. First, for the businesses that soared this quarter, and then for the two businesses that had some challenges.

When you look at the results this quarter for Corp Fin, FLC or Strat Comm, you can talk about the great things that happened in the quarter, the jobs won, the market conditions that helped. And of course, there are those. What that sort of short-term lens misses is just how much the current quarter reflects the activities and, I believe, the courage that was shown by key leaders in those segments and subsegments, not only this quarter or this year, but last year and two, three and four years ago, in quarters where certain businesses weren’t soaring, where the leaders and the individuals involved had conviction about the propositions we were driving and had confidence in the teams leading those efforts. Let me see if I can illustrate that first with Corp Fin.

Corp Fin had another, another record quarter with multiple sub-businesses delivering double-digit growth year over year. And those results obviously reflect some things that happened this year. But importantly, at its core, my belief is that Corp Fin’s powerful results first primarily reflect major convictions and decisions made in quarters past, bold bets that the leaders bet behind in businesses that weren’t performing at that time, or on adjacent businesses that at that point in time were unproven. There are so many examples of that in Corp Fin I can’t possibly do them all justice, but let me touch on a few. In the UK, we’ve always had a great creditor rights business and we always support that business. But the team there also had a set of people there who believed they could add an adjacent business, a leader [ph] – insolvency (00:20:44) business, and they bet on that team. A set of bets that has turned out to be a great growth engine for us this quarter and, we believe, going forward. In Germany, it was around committing to and supporting and building on a terrific team in Andersch, which as you may remember, shortly after they came, faced significant headwinds when the German government launched the moratorium on bankruptcy during COVID. That confidence is being rewarded right now. Yes, in terms of the terrific restructuring results in the quarter, but also Germany now becoming a platform for a broader set of businesses that we can grow behind.

We’ve talked about Australia a number of times, the transformation that happened there because we had confidence on the quality of the people on the ground and the vision they had, a vision that was the sole way to get us from a distant player in restructuring to the number one or two player in restructuring, but also that they saw that was a way to turn FTI as a whole into a destination of choice across segments for great professionals, a vision that I believe is fully underway to being fulfilled.

These bets are in adjacencies and businesses that were struggling. The quarter’s results also reflect bets we’ve made in the last several years to continue investing in businesses where we’ve always been strong. The teams have avoided the risk of being complacent or sitting on their laurels. They’ve doubled down in core businesses like restructuring, adding talent in verticals where we thought we could even be stronger, like healthcare or airlines, all of which has led us to winning some of the biggest jobs in both of those industries over the last few years. There are so many other examples I could go to, but let me just pick one last one for Corp Fin, which is the key bets we’ve made in transactions, which were bets behind a terrific leadership team and a belief that the quality of that team would allow us to gain significant market share in a market where we weren’t as well-known as we thought we should be. As a result, that business has not only grown significantly over the last four or five years, it even grew in the first half of this year when transaction volumes generally in the markets were down.

A point I think is important, none of those businesses, decisions in those businesses, was automatically profitable in the quarter they were made. Most of those decisions actually cost us money initially. They were, of course, not decisions made lightly. We have disciplined teams. They were made with discipline. We’re focused on questions like, do we have the right proposition? Do we actually have the right team that will take accountability and be able to deliver on those propositions? But where we had those teams and the right proposition, our leadership had the courage to bet and support those bets. Yes, in good quarters, but also in the quarters that were not so good. The results we are showing this quarter reflect those commitments. And in my mind, they celebrate the commitments that these folks – they made.

Let me talk about some analogous moves that the FLC leadership team has made. Some of you will remember that FLC’s adjusted EBITDA was essentially flat for a while, or rather, zigzagging around a relatively flat line for a fair number of years. And during those years, we often talked on calls like this about investments we’re making, overseas in certain businesses and in the United States. And during many of those years, it was hard to see the effect of those investments on bottom line performance. The reality was that, within those investments were some investments that didn’t work and we had to take corrective action. What I think was harder to see, however, was that within those investments were also powerful investments that were working. They were building on the historical strengths of FLC and helping liberate and make more visible to the market some of the underlying power of what we have always had in FLC. For example, the build-up of a much more prominent and much more well-known financial services practice, which today is not only winning some of the biggest jobs in the market, but is now also a key destination for leading people who want to join us, including 15 new SMDs and [indiscernible] (00:25:16) this year.

We’re continuing to build on our cybersecurity practice, not only in the US but now also overseas, and to broaden it into adjacencies where we believe we have a right to win, such as a national security practice. We’re building a risk and investigations practice [ph] or generally (00:25:34), not only by investing in great promotions and terrific lateral hires to enhance our capabilities, but also by figuring out ever better ways to link our deep R&I experts with our experts in financial services and other regulated industries and leverage one of our most critical assets, our core data and analytics team that has always been on the leading edge for core data and analytic services and increasingly, is on the leading edge with respect to AI. Year-to-date, FLC’s revenues are up double digit and adjusted segment EBITDA is up more than 60%. Some of that is due to great things that happened in the quarter. Most of it, to me, is due to the vision, the power, and the courage of the investments that FLC has made, not just this year or last year, but in the last two, three and four years.

Turning to Strat Comm. Strat Comm, as some of you may remember, was the first business that we had to turn around a decade ago. And the team, if you don’t remember, turned it around almost immediately. And it has been a great growth story since. But of course, just because it’s a great growth story, it doesn’t mean there haven’t been zigs and zags. And Mark and the team will know, we’ve had a lot of zigs and zags over his tenure, including a slow period in 2024. This year, Strat Comm’s revenue is up also double digit and its segment EBITDA is up 34%. Some of this year’s results have to do with disciplined actions Strat Comm took in areas where it didn’t think it had all the ingredients to win, but a huge amount of growth has to do with the team’s multiyear commitment to increasing our power in the core areas it aspires to win, at high stakes areas like public affairs or corporate reputation, places like crisis communications or cyber communications. Strat Comm has had multiple ways it’s invested behind that vision over the last few years. But the primary one has been to add talent, wherever it has found it, a bit from the outside, but actually a lot inside, committing to promote that talent. When the talent was ready, even if that happened to be in a quarter that was slow. If you look at the SMD head count in Strat Comm to-date, two-thirds of the SMDs are new within the last five years. Promoted during good times, but also with conviction, during slow periods. It is that sort of conviction that has allowed us through the various slack periods and the zags to always return this business to its powerful growth trajectory and why we have so much conviction in it going forward.

Let me try take the same principles and apply them to two of the businesses that have faced challenges this year. As you know, Tech is having a tough year and the Compass Lexecon business and Econ has been hit substantially this year on the top line, but even more on the bottom line. The questions we look at always when we face businesses like that or two. First, do we have confidence in the team? Do we have confidence in the propositions that, that team is driving? And then second, depending on the first one, what do we do? When Andersch was struggling in Germany, we looked at it and we ended up saying, wow, this is great team. Yeah, okay, there’s moratoria and bankruptcy, this is a great team. So, we move to the second question, which is, okay, how do we support this great team and get it back on the growth trajectory that it deserves? And we have the same sort of discussions and questions when we looked at Australia in many of these other situations I talked about. So we applied those lenses to these businesses.

When you look at the Tech business and you apply that lens, you say, wow, we’ve had the fastest organic growth in the industry in the last five years. You find a team that for a long time has been an early adopter of the most advanced technologies, machine learning and AI technologies, topics that are critical for the future. When you talk to our clients, particularly our most prominent clients, you hear people say they see us ever more as their go to partner for the highest stakes, most complicated investigations, litigation, M&A-related second requests. I walk away from those thoughts in those conversations with the sense that this is a business that even if a quarter is slow, we should be not only investing in but be excited to invest in. When you look at Compass Lexecon, you see, yeah, we lost some rainmakers this year, but you also say that, Compass Lexecon is still by far the leading brand in the industry.

I think just three weeks ago or four weeks ago we had 66 Compass Lexecon professionals named to Lexology’s 2025 Competition Guide. Of course, once again, by far, the most of any firm. You see that no firm has the global scale that we have. Not only in the US and Europe, but in Latin America and China. And when I talked with [indiscernible] (00:31:05) and the European and American and Asian leadership teams, people acknowledge, yes, we’ve lost some rainmakers. I think collectively, the belief is that today we have the best set of experts that this firm had ever had. I do, by the way, need to get out there and introduce some of these experts to the market, something Compass Lexecon has never been that focused on. But I think everyone in Compass Lexecon is extraordinarily excited about the talent we’ve been able to attract to the firm and its prospects.

And so, when we looked at these two businesses, we come to the conclusion, these are businesses, these are teams of propositions that are worth investing in. And so, then you have to figure out what those investments look like. In the Tech business, it’s meant first that we continue to go after talent. A number of our competitors in this industry are stressed, and that always creates a good opportunity to go after talent and use that talent to support geographical expansion or further movements into AI topics or other relevant business expansions. But in this case, at this point in time, it is clearly also meant continuing to make sure we are investing in Tech’s leadership position in AI. And so, this year, we’ve done those sorts of investments in the course of the year and we will continue to do so. In Compass Lexecon, the most important initial investment was in retaining our staff in the face of competitive pressures. More recently, what we found is a lot of terrific people wanted to join us. And so, in addition to retaining the bulk of our staff, we’ve announced 28 new senior hires in Compass Lexecon this year, by far a record for Compass Lexecon. And a move that of course is a very positive thing for the medium term, but we also all know how that works out in the near term, which is the cost comes first and the revenue comes later, the set of results that you clearly see reflected in this quarter’s P&L.

We make these sorts of investments in Tech and Compass Lexecon, and previously in Corp Fin and FLC and Strat Comm for multiple reasons. We have three core constituents we have to make sure we keep in our minds. And so, we make these investments for all three. First of all, it’s important for our clients. Our brand position is to be the leaders serving our clients. So we have to continue to invest behind leading expert and leading edge technologies. So we make our investments for clients. We also do it because it’s important that our best professionals, who are killing themselves in the market, know that we’re willing to support them not only when the quarters are good, but during quarters that are challenging. We also do it with a view towards our shareholders. Where we believe we have fabulous businesses or sub-businesses where making these sorts of investments will allow them over time to regain what they’ve been in the past, great businesses who do have zigs and zags but have zigs and zags around fundamentally upward sloping lines.

Paul is eager to do his first CFO report, so let me close in a minute here. And let me close by coming back to the quarter, if I can. 260 bps. 260 bps in the face of all the investments we are making and all those headwinds I talked about. Guidance for the year that suggests, notwithstanding all those investments, notwithstanding all those headwinds, unless something goes unexpectedly wrong in the fourth quarter, this team will deliver the 11th year in a row of adjusted EPS growth. It’s, of course, great to have a great quarter. And it’s nice to have another up year. As nice as those results are, and they’re nice in and of themselves, of course, right, to me, what’s far more significant is when you think about what we just discussed, the mechanisms that allowed us to get here, because the power of those mechanisms that we’ve now seen across all of those segments, and not just this year, but across all of those years and across multiple geographies, to me suggests more than a good quarter a year. They suggest resilience. They suggest underlying power. And they suggest lasting power and extendability. To me, they leave me ever more convinced – and probably I didn’t need that much convincing, but ever more convinced of the incredible potential of this enterprise going forward. It leaves me – and I hope you believe in that we are so much closer to the beginning of this journey that the company can be on than we are to the end.

With that, let me turn this over to Paul. Paul?

Paul Linton

Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

Thank you, Steve. Good morning, everybody. I am pleased to take you all through a record quarterly performance during my first earnings call as Interim CFO. But before I do that, before I turn to our results and updated guidance, I want to take a moment to thank my talented colleagues across the globe for their tremendous efforts that contributed to the quarter. I also want to thank our strong finance team for their support and for making my transition quite smooth. As Steve said, we delivered spectacular results, record results on the top and bottom line at company level with record performance in Corp Fin and FLC, as well as solid revenue growth in Strat Comm, which more than offset year over year declines at Econ and Tech. You may recall in February when we shared our initial revenue guidance, we said that to meet the midpoint of our range, we would need to have strong revenue growth in each of our four other business segments because of the headwinds we expected in Econ. This quarter, we delivered on that. We reported double-digit, year-over-year organic revenue growth when you combine revenue across Corp Fin, FLC, Tech and Strat Comm. Year to date, we have delivered record top and bottom line performance in Corp Fin, FLC and Strat Comm. And despite the headwinds Steve described in Econ and Tech, our adjusted EPS, adjusted EBITDA were up 9% and 8.3%, respectively, year to date, demonstrating the breadth and resiliency of our platform.

Turning to our third quarter results in more detail. Revenue of $956.2 million increased 3.3%, compared to the prior-year quarter Earnings per share of $2.60 increased 41%, compared to the prior year quarter. Net income of $82.8 million increased 25% compared to the prior-year quarter. SG&A of $199.5 million, compared to SG&A of $206 million in Q3 of 2024. The decrease was primarily due to lower compensation and the gain related to a legal settlement, which was partially offset by higher bad debt. Year to date, our SG&A has fluctuated quarter to quarter due to some onetime benefits, particularly in the first quarter of 2025, and to a lesser extent, this quarter. We currently expect our Q4 SG&A to be more in line with Q2 2025 level. Third quarter 2025 adjusted EBITDA of $130.6 million or 13.7% of revenue, compared to $102.9 million or 11.1% of revenue in the prior-year quarter. Our third quarter effective tax rate of 25.9%, compared to 25.1% in Q3 of 2024. For the full year, expect our effective tax rate to be between 22% and 24%. Weighted average shares outstanding or WASO for the third quarter ended September 30, 2025 of 31.8 million shares, compared to 35.9 million shares in the prior-year quarter. Billable head count increased 3% and non-billable head count [ph] decreased (00:39:44) 0.8% compared to the prior-year quarter, reflecting in part head count actions we took in the fourth quarter of 2024 and the first quarter of this year. Sequentially, billable head count increased 4%, which included 331 new joiners from university campuses, our largest class ever.

Now, I’ll share some insights on segment level. In Corp Fin, revenue of $404.9 million increased 18.6%, compared to the prior-year quarter. The increase was primarily due to higher demand for restructuring and transaction services and higher realized bill rates for our transformation and strategy services. Delivered double-digit revenue growth across all three of Corp Fin’s core businesses, with restructuring of 18%, transactions of 30% and transformation strategy of 10%, compared to Q3 2024. Adjusted segment EBITDA of $96.4 million or 23.8% of segment revenue, compared to $57.9 million or 17% of segment revenue in the prior-year quarter. This increase was primarily due to higher revenue, which was partially offset by an increase in variable compensation and SG&A expenses. In the third quarter, restructuring represented 46%, transformation and strategy represented 27%, and transactions represented 27% of segment revenue. This compares to 47% for restructuring, 28% for transformation and strategy, and 25% for transactions in Q3 of 2024. Sequentially, Corp Fin revenue increased 6.8%, driven by double-digit top-line growth in transactions and transformation and strategy, while restructuring revenue was up 1%. Adjusted segment EBITDA increased by 18.1%, primarily due to higher revenue, which was partially offset by an increase in variable compensation and SG&A. Notably, year to date, our restructuring revenue is up 11% as our long-term commitment to investing behind the best professionals has allowed us to extend our position as a global leader. We are winning major mandates in key geographies, including the US, UK, Germany, Spain, France and Australia, among others. We’re also seeing increased activity with commercial banks and other types of lenders, as some recent alleged fraud have created pockets of stress. These are situations where our strong restructuring relationships and leading investigations position in FLC mean that our experts get more than our fair share of calls for the largest and most complex mandates. Equally important, our transactions revenue was up 60% year to date, even though transaction volumes globally are down slightly. And because of the investments we’ve made over the last five years, we have broadened our services and we are seeing on average much larger engagements than we had even a couple of years ago.

Turning to FLC, revenue of $194.7 million increased 15.4%, compared to the prior-year quarter. This increase was primarily due to higher realized bill rates for risk and investigations, data and analytics, and construction solutions services and the higher demand for risk and investigation services, which includes particularly strong growth in our EMEA region. Adjusted segment EBITDA of $42.6 million or 21.9% of segment revenue, compared to $20 million or 11.8% of segment revenue in the prior-year quarter. The increase was due to higher revenue, primarily driven by higher realized bill rates and lower SG&A expenses, which is partially offset by an increase in variable compensation. Sequentially, revenue increased 4.4%, primarily due to an increase in risk and investigation revenue. Adjusted segment EBITDA increased 36.6%, primarily due to higher revenue and lower SG&A. Year to date, FLC revenue is up 11% and adjusted EBITDA is up 62%. This improvement has been driven by leadership team efforts to bring a broader set of product offerings, including our ability to analyze complex datasets for our clients’ most pressing problem. This is a leadership team that is committed to investing behind the best people, a team with an incentive structure, which you may recall we introduced last year and that’s closely aligned with driving profitability, and most important, a team that is partnering side by side with their clients as they navigate major disruptions that are often found on the front page.

Our Econ segment’s revenue of $173.1 million decreased 22%, compared to the prior-year quarter. The decrease was primarily due to lower demand for non-M&A related antitrust and M&A-related antitrust services, which is partially offset by higher realized bill rate for non-M&A-related antitrust services and higher demand for financial economic services. Adjusted segment EBITDA loss of $4.6 million, compared to an adjusted segment EBITDA of $35.2 million or 15.9% of segment revenue in the prior-year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenue and an increase in forgivable loan amortization, which is partially offset by lower variable compensation salaries, which includes an 8.2% decline in billable head count. Sequentially, revenue decreased 9.7%, primarily due to lower M&A-related antitrust, international arbitration, and non-M&A- related antitrust revenue. Adjusted segment EBITDA decreased $18.7 million, primarily due to lower revenue. We issued $18 million in forgivable loans net of repayment this quarter, following $72 million and $162 million forgivable loans to existing and new employees and affiliates net of repayments in Q2 and Q1, respectively. The majority of these loans are in our Econ segment. Forgivable loan amortization generally ranges from three to six years. As Steve said, our Econ business has faced significant headwinds this year. And nine months into the year, the headwinds have been even more challenging than we expected at the start of the year for several reasons. First, the cost to retain professionals was even more competitive than we anticipated. Second, we attracted even more great professional which had a larger cost impact than we expected. Third, the [ph] access (00:46:42) market has been weaker than we expected this year, particularly in EMEA, where we have had some large jobs continue to wind down, where we have not been impacted by competitive pressures. And fourth, we have legacy revenue that continues to ramp down at a time when revenue from new professionals is ramping up more slowly. From a cost perspective, we believe we have stabilized the business as the cost of retaining and attracting new professionals is now reflected in our P&L.

In Tech, revenue of $94.1 million decreased 14.8%, compared to the prior-year quarter. The decrease was primarily due to lower demand for M&A-related second requests and information governance, privacy and security services. Adjusted segment EBITDA of $13.6 million or 14.5% of segment revenue, compared to $16.5 million or 14.9% of segment revenue in the prior-year quarter. The decrease was primarily due to lower revenue, which is partially offset by a decrease in compensation, which includes lower as needed component costs as well as lower SG&A expenses. Sequentially, revenue increased 12.5% as we saw an uptick in demand for M&A-related second request services. Adjusted segment EBITDA increased $8.4 million, primarily due to higher revenue and lower SG&A expenses, which was partially offset by an increase in compensation. Worth noting, nearly all of the revenue decline year to date in our Tech segment has been driven by lower demand for M&A-related second request services. As a reminder, we delivered record second request services in the first three quarters of 2024 before we saw a sharp drop off of activity in Q4 2024.

Revenue in our Strat Comm segment of $89.4 million increased 7.4%, compared to the prior-year quarter. The increase was primarily due to higher demand for corporate reputation services, with particular strength in our crisis, people and transformation, and cyber services, reflecting increased demand for our expertise during these times of disruption [ph] and pain (00:49:01). Adjusted segment EBITDA of $16.9 million or 18.9% of segment revenue, compared to $12.1 million or 14.6% of segment revenue in the prior-year quarter. The increase was primarily due to higher revenue and lower SG&A expenses, which was partially offset by an increase in payroll compensation. Sequentially, revenue at Strat Comm decreased 12.9%, primarily due to an $8.3 million decline in pass-through revenue and lower professional communications and public affairs revenue.

Notably, adjusted segment EBITDA only declined $1.6 million as the decline in revenue was largely driven by lower margin pass-through revenue, and this was partially offset by lower compensation and SG&A expenses. Year to date, Strat Comm had delivered record revenue and adjusted EBITDA. Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $201.9 million for the quarter, compared to $219.4 million for the prior-year quarter. The year-over-year decrease in net cash provided by operating activities was primarily due to lower cash collections and an increase in income tax payment, which was partially offset by lower operating cost expenses. During the quarter, we repurchased 1.426 million shares at an average price per share of $164.18 for a total cost of $234.1 million. After quarter end, we repurchased 469,610 shares at an average price per share of $160.23. As you may have seen in our earnings press release, our board of directors authorized an additional $500 million for share repurchases. Cash and cash equivalents of $146 million at September 30, 2025, compared to $386.3 million at September 30, 2024, and $152.8 million at June 30, 2025. Total debt net of cash of $364 million at September 30, 2025, compared to $317.2 million at June 30, 2025. The sequential increase in total debt net of cash was primarily due to share repurchases.

Now, turning to our guidance. Given the stronger than expected performance in the third quarter, we’re updating our full-year 2025 guidance for revenue and EPS as follows. We now estimate revenue will range between $3.685 billion and $3.735 billion, which compares to our previous range between $3.66 billion and $3.76 billion. We now estimate EPS will range between $7.62 and $8.12. And we now expect adjusted EPS will range between $8.20 and $8.70, which compares to our previous range of $7.80 to $8.40. The variance between EPS and adjusted EPS is related to the special charge in the first quarter of 2025. Our guidance is shaped by several key considerations. Fourth quarter is typically a weaker quarter for us because of a seasonal business slowdown as our clients and professionals may take time off during the holidays, especially after such a busy year in many of our segments, particularly Corp Fin and FLC. Second, while we believe we have stabilized our Econ business from a cost perspective and we expect a gradual return to revenue growth over the next several quarters, the timing of this improvement is not yet certain. Third, we continue to welcome top-notch senior professionals, and we expect to build a team behind them. Year to date, we have announced 79 SMD and affiliate hires, which compares to 33 and 39 announced hires in 2024 and 2023, over the same time period, respectively. And finally, our assumptions define a midpoint and a range of guidance around that midpoint. We recognize that actual results can be beyond that range.

Before I close, I want to reiterate four key themes that I believe continue to underscore the strength of our company. First, as our results this quarter demonstrate, we have a set of businesses that are uniquely diverse and resilient. Despite the major headwinds we have had this year in Econ and Tech, our company as a whole delivered not just strong but record performance this quarter. Second, we believe the deep expertise of our professionals is what sets us apart, the expertise of our people allows them to be ever more in demand by our clients as they navigate complex and ever-increasing dislocation globally. Third, we remain committed to attracting the best people when they are available, irrespective of short-term headwinds. These key senior hires span across the company, including antitrust, transactions, financial services, cybersecurity, risk and investigations, and corporate reputation. And fourth, our balance sheet remains strong. We have the ability to boost shareholder value first and foremost through organic growth, as we have shown; through acquisitions, when we find the right fit; and of course, by repurchasing shares, as we have done this year.

With that, let me turn it back over to Steve.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Paul. Before we go to questions, just in case some folks on the call don’t know Paul, Paul has been here for 11 years. He’s been a key member of the executive committee, one of my right-hand folks. We hired him 11 years ago, shortly after I joined, I guess, as the Head of Strategy. And he’s been a key contributor in 11 years since as this company has soared. I was so pleased that he volunteered to serve as Interim CFO, although he does claim I voluntold him. But either way, Paul, thank you for taking on the role. Let me also take one moment to thank Ajay Sabherwal for nine years of real dedication here at FTI. He’s contributed a lot and his commitment to this firm in helping it reach its potential was always evident. I’m looking forward to seeing him tonight and seeing him going forward. And all of us wish him best in his next endeavors.

With that, let me open the floor for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Today’s first question comes from Andrew Nicholas with William Blair. Please go ahead.

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Hi. Good morning. Thanks for taking my questions. Wanted to start on Economic Consulting, and I apologize, but a multi-parter here. I guess trying to understand, if you could unpack how much of the top-line performance in the quarter was maybe market-driven versus some of the talent dynamics that you mentioned. Also, with costs having now stabilized, is there still conviction in EBITDA for that segment bottoming in the second half of this year? And then, lastly, any impact that you expect from the US government shutdown?

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Okay. Let me just – the US government shutdown, EBITDA bottoming, remind me the first one there, Andrew, by the time I wrote it [indiscernible] (00:56:48).

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yeah. How much of the revenue kind of decline you’d attribute to just broader market conditions versus some of the talent transition going on this year?

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah, if I had to guess on the first one, I’d probably be, I’m guessing, two-thirds to the talent transition and a third towards market conditions. That’s a guess. If I’m way off, we’ll correct that. But I think that’s close enough. Close enough, I guess, [indiscernible] (00:57:20) Paul?

.

Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Yeah.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

US government, very hard to say. We are getting in our businesses, still, leads for things. I think – whether that is because people believe the government will not be shut down long or whether – so, if there’s a extended shutdown, you’d have to believe it starts to affect things. But so far, we haven’t seen much effect, is what I would say.

Has the EBITDA bottomed out? I think you correctly got a sense that the bulk of the costs are now reflected in this. I think what we have is a war going on between the run-off of the legacy work and how fast we can generate new work and how fast the markets that were slow come back. I would say, I’m cautious about that. I don’t think we can commit to this having been a bottoming out yet. I think we’ve done a great job of adding talent. It turns out that Compass Lexecon has never really marketed itself before. And so, we’re finally starting an effort to make sure that the market knows all the talent is out there. And then, the market has to know that the talent is with us now, and then you have to get the initial lead and then there’s senior time and then eventually you get the big work with the junior time that you make a lot of money on. And so, that is — that’s a multi-quarter type of thing, to get the realization on all the new people. I would say, a lot of the legacy work is run-off, but there’s still stuff to run off. And so, the war between those two, I’m not quite sure, it could be trumped by whether the markets come back faster or slower than us. So I think you don’t want to count on an immediate turnaround in EBITDA, although there’s always fourth quarter effects also in Compass Lexecon because the law firms collect at the end of the year and we get collections and so forth. So, there’s a lot of noise in the fourth quarter. The way I’m thinking about this business is, I am fundamentally really positive over it in a multiyear timeframe. Now, what the first half of next year looks like and how fast it starts to turn around is still a question we’re working through. Does that at least give you a sense, Andrew?

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yeah. No, that’s helpful. Appreciate you handling or responding to all the different pieces of my question. Next one is just on the transactions practice. Could you unpack that strength a bit further? How much is market driven versus some of the operational or execution momentum that you described in your remarks? I think that’s one of the higher quarters in that practice that certainly we’ve seen. So any more color there would be great.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah, that one, and maybe Paul has better data than I do. My sense qualitatively is the bulk of that is our bloody team. I got to tell you, it’s really fun to see. And certainly, the bulk of it over the last few years when the markets weren’t growing and we were, is because of really good leadership and just leadership throughout the ranks of the team, not just the guy running who’s terrific, but also throughout the ranks. Just it’s a great team that has conviction in their propositions. They’ve been out in the market, and where we’ve gotten trial with people, people want to buy more. And then, as I think Paul mentioned, what we have done is, years ago, we had no credibility in the space. And then you build credibility. And as you have credibility, that gives you the opportunity introduce other services. And so, that’s what’s happened this year. I mean, not sure whether the jobs are up as much as the size of the jobs, because we’re now credible with people and we introduced other services and people say, wow, you’re good at that, too. And look, there’s going to be zigzags in that business because it’s driven by market, but I am fundamentally bullish about that over the next [ph] few (01:01:14) years.

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Great. Thank you. And then, maybe last one for me, just on FLC, another really good quarter despite what I think are maybe some more challenging end market conditions. As I understand it, some of that is incentive-driven and some of the changes that you made internally, also, price realization. On the price piece specifically, is that something that you think can continue into next year or even multiple years from here? Or should we think about that kind of rate increase dynamic being more kind of specific to 2025? Thank you.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Let me answer that two ways. I think, look, we have great potential across our business, across every segment still there. I mean, if you look at the major law firms that we have been working with, they, over the last five years, have raised their rates way more than we have. And so, we are engaging in catch-up. Having said that, I would say, the FLC team this past year made a major catch-up, so I wouldn’t want people to say, oh, that sort of catch-up is something that we can do every year. What we can do is continue to build on it, but it would be more likely in a more modest way than it’s shown up in the numbers this year. Does that help?

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yes. Thank you very much.

Operator: Thank you. And our next question today comes from James Yaro at Goldman Sachs. Please go ahead.

James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Good morning and thanks for taking the questions. Steve, I wanted to touch a little bit on the impact of AI on your business. Perhaps you could just touch on which businesses are impacted, and then if you could possibly maybe differentiate between positive and negative impacts when you discuss the various businesses.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, can I maybe frame that a little bit at a higher level and then come back to your question? Look, I’ve gotten into AI as any CEO has ended up. One of the most interesting quotations I ever saw was by Bill Gates about all new technology. And what Bill said 30 years ago was that every new technology, fundamental technology, has followed the same pattern. It’s ignored for a while, then there’s immense hype, the hype is over, overhyped for a lot of people. It’s going to change your life, James, and how you raise your children in the next two weeks. And then, the disillusionment sets in 18 or 24 months later. And I think we’re seeing that pattern with AI. Now, the other point that he made is, and it’s when this disillusionment sets in that the real revolutions begin. And you saw that in the Internet when the initial Google and Facebook and Uber, these were not things in the first few years. These were things for people who persisted and rethought and rethought and rethought that created the world. It’s a big – I think that’s what’s happening with AI now, the disillusionment setting in. It’s obviously been transformative for the NVIDIA but I think the standard statistic is for 80% of companies out there right now, they’re not seeing any impact, positive or negative from their investment in AI. We are seeing impact and we’re seeing positive impact. We haven’t found much tremendous impact yet on our internal operations and cost out, that sort of stuff that people search. Where we’re finding it is in our client work, and it’s different types of things. We’ve developed some tools that are powerful tools that help enhance our position in large scale investigations. These are tools that we call [indiscernible] (01:04:55) IQ.AI. And that’s just really part and parcel of us deliver on what we’ve historically been able to deliver and just do it in superior ways.

We have started to get some major new work, some of it small, but some of it is major new work where we have been called on to help investigate where AI algorithms have potentially been used by major institutions in ways that violate regulatory stature. And I think we are leading edge in our ability to do that sort of work. And we’ve had some pretty big assignments in that. And then, we are being called more smaller, early stage things to help do, like, either communications around AI strategies or early stage assessments of what AI could do with the strategies of various businesses. It’s not yet, I would say, cumulatively across the whole enterprise. It’s not transformative as a part of these economics, but I think it is the prelude for transformative going forward. And we’re pretty excited about our position by making sure we’re staying attached to it. But also, as our tech team has done really well of trying to position ourselves as the people who can demystify it and find the real applications, the real use cases that make a difference and avoid the pitfalls. And I think that’s where we’re trying to take it.

Does that help, James?

James Yaro Analyst, Goldman Sachs & Co. LLC	Q

That’s really helpful. Just maybe one clarifying question there, as this is a question that I do receive a lot. I think you walked through a lot of the positives that AI could potentially generate for the business over time. I just want to make sure that I understand and get your thoughts. So you’re not seeing today or expect in the future much in the way of any sort of negative impact on billable hours across the business?

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Look, I think you would expect, of course – look, I think back in the day, this is before your time, but also before mine, James, when accountants were totally of spreadsheets, and then Excel was created. The number of accountants needed to total down a column and across went away. Any new technology changes the work required and changes some of the commodity elements of the work, and you are constantly monitoring that across our business. I will say that I would feel more worried about that if I had 25:1 leverage businesses, with primarily junior people. Our business is experts, in court, testifying, or experts doing like the Red Adair stuff flying on – I think of it as analogous to Red Adair, the guy who flew on oil derricks when they’re on fire and put out the fire. That’s not a commodity, while maybe building an oil derrick is. And so, I think we’re going to be positioned really well. But of course, we’re always looking for ways to substitute technology for hours and create efficiencies and figuring out ways to price those things for our clients. Does that address that part of the question, James?

James Yaro Analyst, Goldman Sachs & Co. LLC	Q

That’s really helpful. Thank you. Just one last one for me. Maybe just on the restructuring side of things. I think if I calculate it correctly, you reached another all-time high this quarter, which is obviously very positive. Maybe you could just help us think about the outlook for this business going forward. Bankruptcies have continued tick up modestly off, admittedly, a low base, and your business continues to grow.

Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Yeah, maybe I’ll take that one. So, yeah, quarter over quarter, we were up about 1%. So, the business continues to be quite strong and we continue to see, as I said, strength in multiple geographies, which we think will continue to position us for some of the larger mandates, both creditor side as well as company side. So, I think – we think the market will continue to benefit us as we continue to maintain or grow share there.

James Yaro Analyst, Goldman Sachs & Co. LLC	Q

Okay. Thanks a lot.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Thank you, James.

Operator: Thank you. And our next question today comes from Tobey Sommer with Truist. Please go ahead.

Tyler Barishaw Analyst, Truist Securities, Inc.	Q

Hi, this is Tyler Barishaw on for Tobey. Want to go back to Economic Consulting. How should we be thinking about the margin level for next year in that business?

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

We should think about it hard. This is what I would say, Tyler. Look, there’s so many dynamics to that business. I can’t give a prediction next year. I mean, I don’t think we typically give predictions at the segment level, and certainly not now for next year. I think it’s so much the right question. I think what I would say is, I have a lot of confidence in the multiyear trajectory of that business. We wouldn’t have been making all these investments this year. How quickly we turn it around is a real question. And I wouldn’t get overly bullish, but I wouldn’t be overly cautious about the multiyear trajectory for that business either. Does that at least help a little bit, Tyler?

Tyler Barishaw Analyst, Truist Securities, Inc.	Q

It does. Thank you. What about head count growth? Do we expect similar levels of head count growth across the whole business for next year as well? Or maybe, any trend you’re seeing into the fourth quarter would be helpful.

Steven Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Look, I think this year, the head count growth year over year is lower than we have historically done. I mean, we have had the same strategy, but different years, different things happen. And if you remember here in the fourth quarter, in the first quarter, we stressed some certain underperforming positions and so forth. And so, I think our head count growth year over year here is among the lowest since I’ve been here. We haven’t changed our fundamental head count growth story. I think if you heard my – I hope you heard my opening and I hope you – communicated a sense of conviction and bullishness about the future of this company. So we have to grow heads. Now, how we differentiate that among segments and subsegments by geography depends a lot on individual circumstances and whether we’re long in some head count or short in some head count. So, I probably can’t go into the individual [indiscernible] (01:10:58), but if you wanted to go back to our longer term history to predict head count growth for the majority of the world, that’s probably a better prediction than using the last 12 months. Does that help Tyler?

Tyler Barishaw Analyst, Truist Securities, Inc.	Q

It does. Thank you. Those are all my questions. Thank you.

Steven Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Let me say thank you, all. I think we went over a couple of minutes. Thank you all for your continued attention, and we look forward to taking this company forward. Thank you.

Operator: Thank you. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.